Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials

NEWS CORPORATION

News Corporation

1211 AVENUE OF THE AMERICAS

NEW YORK, NY 10036

You are receiving this communication because you hold shares in the above named company. It has released informational materials regarding the separation of its wholly-owned subsidiary, New News Corporation, that are now available for your review. This notice provides instructions on how to access the NEWS CORPORATION materials for informational purposes only. It is not a form for voting and presents only an overview of the NEWS CORPORATION materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the NEWS CORPORATION materials and continue to view them online to access new or updated information.

To effect the separation, NEWS CORPORATION will distribute all of the shares of New News Corporation common stock on a pro rata basis to the holders of NEWS CORPORATION common stock. Immediately following the distribution, which will be effective as of 5:00 p.m., New York City time, on •, 2013, New News Corporation will be an independent, publicly traded company. NEWS CORPORATION is not soliciting proxy or consent authority from stockholders in connection with the separation.

The NEWS CORPORATION materials consist of the Information Statement that New News Corporation has prepared in connection with the separation. You may view the NEWS CORPORATION materials online at www.proxyvote.com and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before •, 2013 to facilitate timely delivery.

See the reverse side of this notice to obtain informational materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow →XXXX XXXX XXXX

(located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before •, 2013 to facilitate timely delivery.